EXHIBIT 99.1



ENGLEWOOD, CO - December 17, 1999

OraLabs Holding Corp. (NASDAQ: OLAB) announced today that its president, Gary Schlatter, was arrested in connection with a Criminal Complaint filed in the United States District Court for the Central District of California, Case No. 99-2741M. The Complaint charges two counts of violations of the United States
Code: one count is that Mr. Schlatter conspired to distribute pseudoephedrine, knowing and having reasonable cause to believe that it would be used to manufacture a controlled substance; the other count is that Mr. Schlatter conspired to engage in financial transactions knowing that the proceeds of the transactions were from some form of illegal activity and with the intent of furthering a specified unlawful activity. Mr. Schlatter denies that he has committed any offense or violation of law claimed in the Complaint or otherwise and the Company believes that Mr. Schlatter will vigorously defend himself against the charges made against him. Mr. Schlatter has retained counsel with respect to these matters, and counsel expects Mr. Schlatter to be released from custody today.

     OraLabs is not named as a party in the Complaint. OraLabs provided shipping and other ancillary services for Mr. Schlatter's company, Top Form Brands, Inc., pursuant to the contract between OraLabs and Top Form Brands which was filed as an exhibit to the Company's Form 10- KSB for the year ended December 31, 1998. OraLabs has retained the law firm of Cooley Godward, LLP as special counsel to investigate the legal implications to the Company, if any, as a result of the allegations made against Mr. Schlatter.

     OraLabs, Inc. manufactures Ice Drops(TM) brand oral care products, Lip Rageous(TM) brand, Chap Ice(TM) brand, and Ice Drops(R) brand lip balm. The product line includes breath drops, breath sprays, mouthwash, lip balms and a variety of private label products. OraLabs products are sold through more than 50,000 retail outlets in the Untied States and in over 25 foreign markets. Additionally, OraLabs supplies products to various Airlines and Hotels worldwide. OraLabs offers dietary supplement products which include Glucosamine + MSM (for joint health), MSM, Healthy Bears(TM) (Vitamin-ized Gummy Bears), 5-HTP (for insomnia, mood enhancement and weight loss), Cholesterex(TM) (for healthy cholesterol) and Breast Plus(TM) (for natural breast augmentation).

FOR ADDITIONAL INFORMATION (303) 783-9499 Joan Gunderson, Investor Relations joan.gunderson@oralabs.com Gary Schlatter, President gschlatter@oralabs.com

Forward-Looking and Cautionary Statements Except for historical information and discussions contained herein, statements included in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Reference is made in particular to statement regarding anticipated sales growth, expectations regarding financial results for the quarter and expectations regarding future outcomes. These statements are based on the company's current beliefs and expectations as to such future outcomes. These statements involve a number of risks, uncertainties, and other factors that could cause results to differ materially, as discussed in the Company's filings with the Securities and Exchange Commission.